                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                                  Plexus Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156


                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                                ON MARCH 7, 2001


To the Shareholders of Plexus Corp.:

         Plexus Corp. will hold the annual meeting of its shareholders at the Park Plaza Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, March 7, 2001 at 10:00 a.m., for the following purposes:

         (1) To elect eight directors to serve until the next annual meeting and until their successors have been duly elected.

         (2) To amend the Plexus Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 200 million, and restate the Articles as so amended.

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Plexus' shareholders of record on its books at the close of business on January 4, 2001 will be entitled to vote at the meeting or any adjournment of the meeting.

         We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.


                                        By order of the board of directors




                                        Joseph D. Kaufman
                                        Secretary


Neenah, Wisconsin
January 15, 2001

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU WILL BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

PROXY STATEMENT


                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156

                                  * * * * * * *

                             SOLICITATION AND VOTING

         The board of directors of Plexus Corp. is soliciting proxies for the annual meeting of shareholders on Wednesday, March 7, 2001 and is furnishing this proxy statement in connection with that solicitation. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.

         Shareholders of record at the close of business on January 4, 2001 will be entitled to one vote on each matter presented for each share so held. At that date there were 41,067,479 shares of Plexus common stock outstanding. Unless otherwise stated, all share and per share information is restated to reflect Plexus' 2-for-1 stock split in August 2000. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Representation of a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of Plexus common stock entitled to vote at the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

         Under Wisconsin Business Corporation Law and Plexus' bylaws, the affirmative vote of the holders of a majority of the outstanding shares of Plexus' common stock outstanding on the record date is required to adopt the proposed amendment to Plexus' Articles of Incorporation and the related restatement. Therefore, any shares not voted, whether by abstention, broker non-vote or otherwise, will have the affect of a vote "against" the proposed amendment.

         Shareholders who own shares as part of Plexus' Employee Stock Savings Plan will receive a separate proxy for the purpose of voting their shares held in their account. Shares held by the Savings Plan for which designations are not received will be voted by the Savings Plan's trustee at its discretion, as provided in the Savings Plan.

         Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.

         This proxy material is being mailed to Plexus shareholders commencing on or about January 15, 2001.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Plexus common stock held by each director, each nominee as director, each executive officer appearing in the Summary Compensation Table, and all directors and executive officers as a group as of January 4, 2001.




                                                 SHARES                                           PERCENTAGE
                                              BENEFICIALLY                                         OF SHARES
      NAME                                      OWNED (1)                                         OUTSTANDING
      ----                                    ------------                                        -----------
David J. Drury                                     8,000                                                *
Dean A. Foate                                    141,991                                                *
Harold R. Miller                                 345,134                                                *
John L. Nussbaum                                 313,582                                                *
Thomas J. Prosser                                115,000                                                *
Agustin A. Ramirez                                 5,000                                                *
Peter Strandwitz                               1,095,577                                              2.6%
Jan K. VerHagen                                    7,000                                                *
J. Robert Kronser                                 56,214                                                *
Thomas B. Sabol                                  118,209                                                *
All executive officers and directors
  as a group (14 persons)                      2,390,814                                              5.7%

-----------------
         * Less than 1%
(1) The specified persons have sole voting and sole dispositive powers as to all such shares, except as otherwise indicated. The above amounts include shares subject to options granted under Plexus' 1998 Stock Option Plan (the "Option Plan") and the 1995 Directors' Stock Option Plan (the "Directors' Plan") which are exercisable within 60 days. These options include those held by Mr. Drury (6,000), Mr. Foate (110,667), Mr. Nussbaum (48,186), Mr. Strandwitz (595,646), Messrs.
         Miller and Prosser (27,000 each), Mr. Kronser (56,002), Mr. Sabol (95,000), Mr. VerHagen (3,000) and all officers and directors as a group (1,110,001).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Plexus' officers and directors, and persons who beneficially own more than 10% of Plexus' common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These "insiders" are required by SEC regulation to furnish Plexus with copies of all Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that, during fiscal 2000, Plexus' insiders have complied with all Section 16(a) filing requirements applicable to them.

                              ELECTION OF DIRECTORS

         In accordance with Plexus' bylaws, the board of directors has determined that there shall be eight directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors and for whom proxies will be voted are named below, unless a shareholder specifies otherwise. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.



                                                          PRINCIPAL OCCUPATION                                        DIRECTOR
NAME AND AGE                                           AND BUSINESS EXPERIENCE (1)                                     SINCE
------------                                           ---------------------------                                    --------
David J. Drury, 52 (2)(3)(4)            President of Poblocki & Sons LLC (exterior and interior sign                    1998
                                        systems) since 1999; previously Independent Consultant from
                                        1997 to 1999, and President of Stolper-Fabralloy Co. LLC
                                        (engine component manufacturer) prior thereto

Dean A. Foate, 42                       Executive Vice President of Plexus since 1999 and President of                  2000
                                        Plexus Technology Group, Inc. since 1995; previously,
                                        employed by Plexus in various engineering capacities

Harold R. Miller, 72 (3)(4)             Retired; previously Chairman of the Board and Chief Executive                   1980
                                        Officer of Marathon Engineers/Architects/Planners, Inc.
                                        (architectural and engineering services)

John L. Nussbaum, 58                    President and Chief Operating Officer of Plexus                                 1980

Thomas J. Prosser, 64 (3)(4)(5)         Chairman of the Board of Menasha Corporation (manufacturer                      1987
                                        of paper and plastic products) since 1998; previously, Senior
                                        Vice President-Investment Banking of Robert W. Baird & Co.,
                                        Incorporated (brokerage and financial services)

Agustin A. Ramirez, 54 (3)              Chairman of the Board and CEO of HUSCO International, Inc.                      2000
                                        (manufacturer of hydraulic and electrohydraulic controls)

Peter Strandwitz, 63                    Chairman of the Board and Chief Executive Officer of Plexus                     1979

Jan K. VerHagen, 63 (4)(6)              Senior Vice President of Corporate Projects of Emerson Electric                 1999
                                        Co. since 1999; previously, Vice Chairman of United Dominion
                                        Industries (manufacturing) in 1998, and other  executive officer positions in prior years

-----------------

(1) Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.
(2) Also director of St. Francis Capital Corp. (savings bank holding company).
(3) Member of the Compensation Committee, which held one meeting during fiscal 2000. The Compensation Committee considers and makes recommendations to the board of directors with respect to executive officers' salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options.
(4) Member of the Audit Committee, which met two times in fiscal 2000. See "Report of the Audit Committee" below.

(5) Mr. Prosser coordinates the identification and recommendation of candidates for Board membership. If shareholders wish to propose candidates for consideration, they should forward relevant information in writing to Plexus in care of Joseph D. Kaufman, corporate secretary.
(6) Also a director of United Dominion Industries and Wolverine Tube, Inc. (both manufacturing).

         The board of directors held four meetings during fiscal 2000. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year, during the period in which the person was a director.

Directors' Compensation

         Each Plexus director who is not a Plexus officer or employee receives an annual directors' fee of $12,000 (raised from $10,000 effective August 1, 2000) and an additional $3,000 fee (raised from $1,000 effective August 1, 2000) for each meeting date on which there is a board or committee meeting and $500 for each additional committee meeting which the director attends on the same date as a board or another committee meeting.

         In addition, each director who is not a Plexus officer or employee is entitled in each fiscal year to receive an option for 1,500 shares of common stock, at its market value on the date of grant, under the Directors' Plan. The Directors' Plan was approved by Plexus shareholders in 1995. Options thereunder are fully vested upon grant, may be exercised after a minimum six month holding period, and must be exercised prior to the earlier of ten years after grant or one year after the person ceases to be a director. In accordance with the Directors' Plan, each of the then-serving non-employees directors received a 2000 option for 3,000 shares exercisable at $19.48 per share on December 1, 1999 (adjusted to reflect the August 2000 2-for-1 stock split), and a fiscal 2001 option for 1,500 shares exercisable at $42.625 per share on December 1, 2000.

         See "Executive Compensation - Special Retirement Arrangements" for certain supplemental retirement arrangements for Messrs. Strandwitz, Nussbaum and Foate.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of Plexus' chief executive officer and its four other highest compensated executive officers, for fiscal 2000 and the preceding two fiscal years.

                                                                                                    Long Term
                                                                                                  Compensation
                                                      Annual Compensation (1)                        Awards
                                         -------------------------------------------------        ------------
                                                                                                   Securities
                                                                                 Other             Underlying         All Other
     Name and                 Fiscal                                          Compensation          Options/           Compen-
Principal Position             Year      Salary ($)         Bonus ($)            ($)(2)             SARs #(3)       sation ($)(4)
------------------            ------     ----------         ---------         ------------         ----------       -------------
Peter Strandwitz,              2000       $324,757          $289,983               -                 40,000            $197,850
Chairman of the Board          1999       $270,427           $57,608               -                 40,000            $195,330
  and CEO                      1998       $240,348           $17,600               -                 50,000            $194,023

John L. Nussbaum,              2000       $312,887          $270,643               -                 40,000            $300,710
President and COO              1999       $249,074           $52,805               -                 40,000             $94,287
                               1998       $214,400           $16,000               -                 40,000             $94,046

Thomas B. Sabol,               2000       $188,815          $131,444            $13,500              20,000             $17,550
Senior Vice President          1999       $152,077           $31,684               -                 20,000              $2,692
  and CFO                      1998       $131,235           $14,600               -                 20,000              $3,129

Dean A. Foate,                 2000       $184,088          $131,444            $13,500              20,000             $17,550
Executive Vice President       1999       $143,908           $21,780               -                 20,000              $2,976
                               1998       $115,421           $11,600               -                 20,000              $2,550

J. Robert Kronser,             2000       $172,093          $123,713            $13,500              18,000             $16,599
Vice President - Sales and     1999       $139,284           $21,783               -                 18,000              $3,359
  Marketing                    1998       $115,373           $11,600               -                 15,000              $2,755

------------------

(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
(2) In each case, represents the total premiums paid or accrued under the split-dollar life insurance payments discussed under "Special Retirement Arrangements." Under those arrangements, Plexus is entitled to a refund from policy proceeds of the premiums paid upon the employee's death or earlier termination of the insurance policy.
(3) Represents the number of shares for which options were granted under the Option Plan. No SARs have been granted, adjusted to reflect the August 2000 2-for-1 stock split.
(4) Includes for fiscal 2000: Plexus' contributions to the accounts of Messrs. Strandwitz, Nussbaum, Sabol, Foate and Kronser in the Savings Plan of $4,250, $4,250, $4,250, $4,250 and $3,099, respectively;
         Plexus' contributions to accounts of Messrs. Strandwitz and Nussbaum under the supplemental retirement arrangements of $193,600 and $296,460, respectively; and Plexus' contributions to accounts of Messrs. Sabol, Foate and Kronser under their executive deferred compensation plan of $13,500 each.

STOCK OPTIONS

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to the grant of stock options in fiscal 2000 to the five executive officers named in the Summary Compensation Table.

                                              Individual Grants(1)
                         ------------------------------------------------------------
                                                                                                  Potential
                                              % of                                            Realized Value at
                          Number of           Total                                            Assumed Annual
                          Securities        Options/                                        Rates of Stock Price
                          Underlying      SARs Granted                                          Appreciation
                           Options/       to Employees     Exercise or                       for Option Term (2)
                         SARs Granted      in Fiscal       Base Price      Expiration        -------------------
Name                         (#)              Year            ($/sh)           Date            5%           10%
----                     ------------     ------------     -----------     ----------         ----          ---
Peter Strandwitz            40,000           4.12%           $35.5469        4/24/10        $894,210    $2,266,104
John Nussbaum               40,000           4.12%           $35.5469        4/24/10        $894,210    $2,266,104
Thomas Sabol                20,000           2.06%           $35.5469        4/24/10        $447,105    $1,133,052
Dean Foate                  20,000           2.06%           $35.5469        4/24/10        $447,105    $1,133,052
Robert Kronser              18,000           1.85%           $35.5469        4/24/10        $402,395    $1,019,747

------------------
(1) No SARs have been granted; all grants reflect stock options under the Option Plan.
(2)      Assumes the stated appreciation from the date of grant.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at September 30, 2000.

                                                                      Number of                        Value of
                                                                Securities Underlying             Unexercised In-the-
                                                                Unexercised Options/              Money Options/SARs
                            Shares                              SARs at FY-End (#)(2)              at FY-End ($)(3)
                          Acquired on            Value          ---------------------              ----------------
Name                     Exercise (#)       Realized($)(1)    Exercisable/Unexercisable        Exercisable/Unexercisable
----                     ------------       --------------    -------------------------        -------------------------
Peter Strandwitz             ---                 ---              630,664 / 83,336              $42,902,376 / $4,006,299

John Nussbaum              105,146           $3,391,527            48,186 / 80,002              $3,058,987 / $3,801,254

Thomas Sabol                 8,000             $139,126            94,998 / 40,002              $6,240,332 / $1,900,689

Dean Foate                   8,000              $78,375           118,666 / 38,334              $7,929,459 / $1,798,105

Robert Kronser               ---                 ---               56,002 / 35,000              $3,649,516 / $1,649,011

------------------

(1) Represents the difference between the exercise price and the reported closing price on the date of exercise.
(2) Represents options granted under the Option Plan. No SARs have been granted.
(3) Represents the difference between the exercise price and the $70.50 reported closing price of Plexus common stock on the NASDAQ Stock Market on September 29, 2000, the last trading date of the fiscal year.

Change in Control Arrangements

         Plexus has entered into Change in Control Agreements with Messrs. Strandwitz, Nussbaum, Foate, Sabol and Kronser, and four other executive officers. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers' authority, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation and benefits may not be reduced, or location of employment changed, as a result of the change in control.

         In the event that any covered officer is terminated other than for cause, death or disability, or an executive terminates his employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to approximately three or two times, depending upon the executive officer, the executive's base salary plus expected bonus payments, and to continue certain benefits. The agreements further provide for payment of additional amounts which may be necessary to "gross up" the amounts due such employee in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor does it limit the ability of Plexus to terminate these persons for cause.

Special Deferred Compensation Arrangements

         In 1996, the Compensation Committee established special retirement arrangements for Messrs. Strandwitz and Nussbaum. The Committee believed that those arrangements would both reward past service and maintain an additional incentive for those officers' continued performance for Plexus. As a result, Plexus and those persons have entered into a supplemental retirement agreement designed to provide specified retirement and death benefits additional to those provided under the 401(k) Savings Plan. While the arrangement is designed to provide a 15-year annual payout on retirement at or after age 65 of 60% of final pay, Plexus' commitment under each agreement is to annually contribute a fixed dollar amount ($193,600 for Mr. Strandwitz and originally $90,921 for Mr. Nussbaum) for each year until age 65 if he remains in Plexus' employ. Effective for fiscal 2000, the Compensation Committee agreed to an amendment to Mr. Nussbaum's supplemental retirement agreement. Under the amendment arrangement, Plexus' obligation to make contributions was increased to $296,420 per year, but only until age 60. Both persons remain Plexus employees.

         The contributions are invested in a life insurance policy acquired by Plexus on the participant's life. On retirement at or after age 65, the agreement provides for a 15-year annual installment payment stream, with each payment to be measured by the cash values then held in the policy. Plexus' contributions would also continue to be made should their employment terminate after a change in control, attainment of age 55 and completion of 10 years of service or disability, should the participants terminate for "good reason" as defined in the agreement, or should Plexus terminate the executive, but not for "cause" as defined in the agreement. Provided the participants are able to and do perform such duties as may be provided under a separate consulting agreement, the 15-year installment payments would commence at age 65. If the executive voluntarily terminates other than for "good reason" and before payments under the agreement have started, a 15-year installment payment arrangement starts at that time, based on the then existing policy cash values. Lump sum payments based on policy cash values become due if at any time after a change in control Plexus' consolidated tangible net worth drops below $35 million, or if the ratio of Plexus' consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1.

         To the extent that any of the payments constitute excess parachute payments subjecting the participant to an excise tax, the agreement provides for an additional payment (the "gross-up payment") to be made by Plexus to the participant so that after the payment of all taxes imposed on the gross-up payment, the participant retains an amount of the gross-up payment equal to the excise tax imposed. If a participant dies while employed or prior to receiving all of the 15-year installment payments, certain death benefit payments become due. If the participant is terminated by Plexus for "cause" at any time before payments start and prior to a change in control, all benefits are forfeited.

         Effective during fiscal 2000, the Compensation Committee also approved the establishment of additional deferred compensation mechanisms for several executive officers and other key employees, including Messrs. Sabol, Foate and Kronser. First, the Committee established the Plexus Corp. Executive Deferred Compensation Plan. Under this plan, a covered executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant's account with a discretionary employer contribution. Participants are entitled to payment of deferred amounts and any earnings which may be credited thereon upon retirement from Plexus.

         Plexus has also entered into split-dollar life insurance agreements with various executive officers and key employees, including Messrs. Sabol, Foate and Kronser. Under these agreements, Plexus pays a minimum premium of $13,500 per policy, and such additional premiums as it may determine. Upon the death of the covered employee, Plexus has an interest in the proceeds of the policy equal to the premiums paid. The balance, if any, of the policy proceeds are paid to the employee's beneficiary. Plexus' rights are secured by a related assignment of employee's life insurance policy as collateral. Upon an earlier termination of employment, or Plexus' determination to terminate the agreement, the agreement provides that the employee may obtain unencumbered ownership of the policy by paying Plexus the lesser of premiums paid or the cash surrender value, or Plexus can withdraw from the policy an amount equal to the premiums it has paid and then release its interest in the policy permitting unencumbered ownership of the policy by the employee.

                          COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes the primary decisions with respect to compensation of the Chairman/Chief Executive Officer (the "CEO") and the President/Chief Operating Officer ("President") of Plexus; compensation decisions as to all other Company officers are recommended by the CEO and the President, subject to approval by the Committee. Plexus' other compensation programs, such as the Savings Plan and the Option Plans, are either originated or approved by the Committee; the Committee grants stock options under the Option Plans.

         Plexus' policy, which the Committee adheres to, is to fairly compensate individuals for their contributions to Plexus, but also to provide value to Plexus' shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Plexus. For the past several fiscal years, the Committee has evaluated compensation of Plexus executive officers in the context of continuing growth, but also the continuing need for capital to support that growth and the occasional effect on earnings of that growth. The Committee historically had not retained outside consultants, or relied in a significant fashion upon outside market surveys specifically commissioned by Plexus. However, in fiscal 1997, Plexus engaged outside consultants to assist it in evaluating compensation company-wide (including executive officers), and the Committee reviews published survey information.

         In determining the compensation of the CEO, the Committee reviews numerous factors, although most of these factors are not subject to quantification or specific weight. The primary factors reviewed, in no particular order, are the importance of the individual's contribution to Plexus' strategic planning and long-term success; special projects and tasks undertaken by the individual during the preceding year; acquisition-related activities and efforts; and performance of Plexus' sales and earnings. In addition, the Committee also reviewed a sampling, which it believed to be representative, of compensation paid by other companies in Plexus' geographic area, comparable companies in the electronics manufacturing services industry and numerous published surveys. This group of companies did not coincide with the more extensive list of companies in the NASDAQ electronics components sector used in the following performance graph. Plexus generally has a March/April annual review cycle for its employees, including key executives. New salaries become effective at the time of the review.

         In establishing the CEO's fiscal 2000 compensation, the Committee noted his roles as Plexus chief strategic planner and his general executive duties. The Committee also reviewed salaries paid to CEO's in other companies in the geographic area and the industry. The compensation for fiscal 2000 was determined in part in the April 1999 review, and in part in the April 2000 review.

         - In its April 1999 review, the Committee had available full fiscal 1998 sales and net income information, which indicated full-year increases of 3% and 17%, respectively, over fiscal 1997. For the quarter ended December 31, 1998, Plexus' net sales and net income increased 6% and 42%, respectively, over the same fiscal 1998 period. Based on both quantitative and non-quantitative factors, including his efforts in connection with fiscal 1999 acquisitions, the Committee approved a 25% salary increase for the CEO effective April 1999. All of this information is prior to restatement for the July 1999 SeaMED acquisition.

         - In its April 2000 review, the Committee had available full fiscal 1999 sales and net income information, which indicated full-year increases of 5% and 10%, respectively, over fiscal 1998. For the quarter ended December 31, 1999, Plexus' net sales and net income increased 22% and 25% respectively over the same 1998 period. Based on both quantitative and non-quantitative factors, including the Committee's review of the strategic direction which the CEO provides for Plexus, the Committee approved a 16.7% salary increase for the CEO effective April 2000.

In both cases, the Committee also considered the payments made on the CEO's behalf pursuant to the special retirement benefits established in 1996.

         The Committee determined it would be in Plexus' best interests to provide its executive officers with a tangible performance-based incentive beyond that contained in the Option Plan. Such a bonus arrangement would further motivate officers to continue the improved performance, and provide specific non-market criteria to evaluate performance. Prior to fiscal 2000, bonuses were determined 40% by reference to earnings per share, 40% by sales growth, and 20% by individual performance. Beginning in fiscal 2000, the three factors were weighted equally. The possible ranges of bonus, if targets are met, are from 10% to 100% of base salary for executive officers, which amounts are chosen in advance by the Committee and may vary from person to person, and year to year.

         For fiscal 2000, for the target bonus to be earned, Plexus was required to increase pre-bonus earnings per share to $0.77 per share (approximately a 76% increase over fiscal 1999) and corporate sales growth over fiscal 1999 equal to at least 15%. (All targets and results which are presented exclude the pre-merger effects of the SeaMED merger and pooling restatement.) If these were met, the CEO would earn a bonus of 50% of his salary; for results above or below target, bonus (if any) would vary between 0% and 100%. The Committee believed that both targets were very aggressive. In fact, Plexus achieved pre-bonus fully-diluted earnings per share of approximately $1.04 (approximately a 89% increase over fiscal 1999) and sales growth of approximately 44%. Because the target numerical goals were substantially exceeded in fiscal 2000, the Committee awarded increased bonuses in accordance with the targets. Therefore, the CEO earned a bonus of 96.7% of salary.

         The Committee believes that the Option Plan provides participants with a long-term incentive to increase the overall value of Plexus by providing them with a stake in the increasing value of its common stock on a long-term basis. Consistent with this approach, the Committee granted to the CEO options for 40,000 shares during fiscal 2000. Previously, the Committee granted the CEO options for 40,000 shares in fiscal 1999 and 50,000 shares in fiscal 1998. The 2000 award level reflects the Committee's determination to grant the CEO a level number of options in view of his cash compensation.

         The Committee also believes that the Savings Plan provides an additional stock-based incentive. Although employees, including the CEO, may choose from a variety of investment funds for their contributions under the Savings Plan, company matching contributions on behalf of participants are made to Plexus Stock Fund of the Savings Plan, having the effect of increasing the participants' stock ownership. In addition, the Plexus 2000 Stock Purchase Plan also permits executive officers, like other employees, to purchase shares of Plexus common stock at a price equal to 85% of the lower of the market value at the beginning or the end of six month periods. Because no purchase periods were yet completed in fiscal 2000, compensation information for fiscal 2000 does not reflect the value of any purchases. The Committee further believed that a supplemental retirement arrangement with the CEO was appropriate, and therefore entered into the Supplemental Retirement Agreement with the CEO described above under "Executive Compensation - Special Retirement Arrangements."

         The factors used to determine other executive officers' compensation are essentially the same as those used for the CEO. As with the CEO, Messrs. Nussbaum, Sabol, Foate and Kronser, and other executive officers, were considered for salary increases effective in April 1999 and April 2000. Increases in executive officers' salaries (other than the CEO) in April 1999 varied from 5% to 40% and in April 2000 varied from 5% to 25%. The increases varied depending upon the Committee's view of the adequacy of the particular officers' compensation compared to that officer's performance and duties, especially when those duties significantly changed since the last salary increase, and expected changes in circumstances in the coming year. For fiscal 2000, all eligible executive officers received a bonus under the Bonus Plan equaling from 58.0% to 96.7% of base salary. The bonus criteria were the same for the other executive officers as they were for the CEO; however, the target bonuses range from 30% to 50% of salary, and the maximum of bonuses ranged from 60% to 100%. The Committee also approved stock option awards during fiscal 2000 for most of the other executive officers of Plexus, which awards varied from 8,000 to 40,000 shares. The number of shares subject to options granted to executive officers was generally the same or greater than the number granted upon ordinary grants in the preceding fiscal year, with appropriate changes to reflect the Committee's perception of individual circumstances. Plexus has also entered into supplemental retirement arrangements with Messrs. Nussbaum, Sabol, Foate, Kronser and various other executive officers, as described above. The Committee bore in mind the costs of these arrangements and the expected benefits under them in making its compensation decisions relating to the affected executive officers.

         The Committee believes that it is highly unlikely that the compensation of any executive officer, including the CEO, will exceed $1 million in any fiscal year. Therefore, except with respect to the Option Plan and the 2000 Purchase Plan, it has not taken any action with respect to the provisions of
Section 162 of the Internal Revenue Code which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year. Because of the shareholders' approval of the Option Plan and the 2000 Purchase Plan, the Committee believes that any compensation income under them would not be subject to the Internal Revenue Code's deduction limitation.

Members of the Compensation Committee:      Thomas J. Prosser, Chair
                                            David J. Drury
                                            Harold R. Miller
                                            Agustin A. Ramirez


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No Plexus insiders are members of the Compensation Committee. None of the directors who are Committee members are employees of Plexus, have ever been employed by Plexus or any of its subsidiaries, and have other reportable relationships with Plexus.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Plexus common stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Stock Market Index for Electronics Components Companies, both of which include Plexus. The values on the graph show the relative performance of an investment of $100 made on September 30, 1995, in Plexus common stock and in each of the indices.

                      COMPARISON OF CUMULATIVE TOTAL RETURN


                                     [graph]



                                        1995            1996            1997            1998            1999           2000
                                        ----            ----            ----            ----            ----           ----
NASDAQ-US                                100             119             163             165             270            359
NASDAQ-Electronics                       100             119             209             167             339            591
Plexus                                   100              88             423             233             368          1,696




                 PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
                           REGARDING AUTHORIZED SHARES

         The Plexus board of directors recommends the adoption of the amendment to the Articles of Incorporation to increase the number of authorized shares of Plexus common stock. The proposed amendment was unanimously supported by all of Plexus' directors. Plexus' Articles of Incorporation currently authorize up to 60,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value. The board recommends that the Articles of Incorporation be amended to increase the total number of common shares authorized from 60,000,000 to 200,000,000. The number of authorized preferred shares would remain unchanged.

         The proposed amendment provides that more shares of common stock will be available for issuance in the future. The board believes it is prudent to provide flexibility by authorizing a sufficient number of shares to avoid the necessity, as well as the delay and expense, of an additional shareholder vote in the foreseeable future. At January 4, 2001, of the 60 million authorized shares, 41.1 million were issued and outstanding. An additional 12.4 million shares have been allocated (but are not yet issued) for utilization in the Option Plan, the Directors' Plan and former SeaMED option plans, and an additional 2.0 million shares are reserved for the Stock Purchase Plan, leaving only 4.5 million shares available for other purposes.

         The board wishes to plan ahead in the event of future needs for shares. For example, Plexus has grown substantially by acquisition in recent years, and has utilized approximately 5.8 million shares in acquisitions since the beginning of fiscal 1999. Plexus expects to continue to pursue attractive acquisition opportunities. Plexus has also had three stock splits within the past 10 years. Plexus might not have enough available shares for these types of transactions in the future without further shares authorized, although it is not at this time considering any transactions which would require the newly authorized shares.

         The board of directors has chosen the particular number of shares primarily to save possible Wisconsin Department of Financial Institutions filing fees in the future. The board reviewed needs under current and possible future employee benefit plans and possible future acquisitions, and wished to allow shares for potential future stock splits. Under Wisconsin statutes, the filing fee for any change in articles of incorporation increasing the number of authorized shares by one million or more is $10,000, irrespective of the number of additional shares authorized. Because the board determined that at least one million additional shares should be authorized to anticipate possible corporate needs, it determined that it would be advisable at this time to authorize a higher number to save future filing fees should more shares be required in future years.

          While management is actively investigating and expects to continue to investigate business opportunities and considerations which may require the issuance of stock for cash or other consideration or in acquisitions or stock distributions, and discussions regarding potential acquisitions are generally ongoing at any given time, there are currently no definite plans, commitments or arrangements for the issuance of additional shares of stock except as described above. The board believes that it is in Plexus' best interest to have the authority to issue additional shares of common stock for use in possible acquisitions, as well as a means of obtaining additional capital and for other corporate purposes. Although management could use such shares to block an attempt to take over Plexus, the increase in authorized shares is not proposed for that purpose. Neither Plexus' Articles of Incorporation nor bylaws contain any other provisions which are intended to inhibit a takeover of Plexus. Certain provisions of the Wisconsin Business Corporation Law may restrict voting power of any shareholders owning more than 20% of Plexus' shares, impose super majority voting requirements in certain business combinations involving shareholders (or affiliates) owning more than 10% of a company's shares, and impose certain other limitations on persons taking control of a corporation without the approval of its board. However, Plexus has in effect a shareholder rights plan, which is designed to encourage any party interested in acquiring Plexus to work with the Plexus board on a transaction, rather than making a take-over attempt without consultation with the board. In the event of a takeover of Plexus without board approval, the shareholder rights plan could have a substantial dilutive effect on the acquiring party.

         Depending upon the consideration for which they may be issued, the future issuance of shares may have a dilutive effect on Plexus' per share earnings or book value per share. However, the board does not have any current plans for the issuance of shares which it expects to have a materially dilutive effect.

         The board of directors has, as to the currently authorized shares, and will have, as to the newly authorized shares, the power to issue shares for such lawful consideration, not less than the par value, as may be fixed from time to time by the board. It is not anticipated that further shareholder approval for the issuance of additional shares would be solicited or required; however, Nasdaq Stock Market listing requirements do require shareholder approval in connection with certain compensation programs and significant acquisitions. Plexus would, of course, seek shareholder approval if those rules require that approval. No shareholder, as such, has any preemptive or preferential rights to purchase Plexus shares or any obligations of Plexus which are convertible into shares.

         Approval of the amendment will also include approval of the restatement of the Plexus' Articles of Incorporation as amended. Plexus' Articles were last restated in 1985. In the new restatement, Plexus will be able to simplify paperwork in situations in which it needs to provide a copy of its Articles of Incorporation by combining amendments to the Articles of Incorporation in a single document. Accordingly, in the restatement, Plexus will eliminate two portions of the document which are no longer relevant:

         - a section setting forth the manner in which shares were converted in 1985 to effect a stock split in that year; and

         -        articles of merger for a 1987 transaction.

The board believes that the elimination of these irrelevant provisions and the restatement of the Articles will make Plexus' articles more current and understandable.

         The affirmative vote of the holders of a majority of Common Stock outstanding on January 4, 2001 is required to adopt the proposed amendment and the related restatement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT.

                              CERTAIN TRANSACTIONS

         The Company provides certain engineering design and development services for Memorylink Corp., a developer of electronic products. Mr. Strandwitz, and Gerald Pitner, a former director, are directors and shareholders of Memorylink. Plexus billed Memorylink $2,897,713 in fiscal 2000 for those services; the amounts billed were determined in accordance with Plexus' standard charges. Memorylink had an outstanding balance due of $719,237 at September 30, 2000.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the board of directors oversees and monitors the participation of Plexus' management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The Plexus board of directors has adopted a written charter for the Audit Committee. A copy of that charter appears as Appendix A to this proxy statement.

         In connection with its function to oversee and monitor the financial reporting process of Plexus, the Committee has done the following:

         - reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2000 with Plexus management;

         - discussed with PricewaterhouseCoopers LLP, Plexus' independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and

         - received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

         Based on the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in Plexus' annual report on Form 10-K for the fiscal year ended September 30, 2000.

         Members of the Audit Committee:    David J. Drury, Chairman            Harold R. Miller
                                            Thomas J. Prosser                   Jan K. VerHagen

                                    AUDITORS

         The board of directors intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to appropriate questions and make a statement if they desire to do so.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by Plexus no later than September 17, 2001 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, the Plexus bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The year 2002 annual meeting of shareholders is tentatively scheduled for March 6, 2001, and any notice of intent to consider other questions and/or nominees, and related information, must therefore be received by December 24, 2001. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

                                      By order of the board of directors




                                      Joseph D. Kaufman
                                      Secretary

Neenah, Wisconsin
January 15, 2001

         A COPY (WITHOUT EXHIBITS) OF PLEXUS' ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000, WAS INCLUDED IN PLEXUS' 2000 ANNUAL REPORT TO SHAREHOLDERS, WHICH ACCOMPANIES THIS PROXY STATEMENT. AN ADDITIONAL COPY WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF PLEXUS' COMMON STOCK AS OF JANUARY 4, 2001, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: THOMAS B. SABOL, SENIOR VICE PRESIDENT AND CFO, PLEXUS CORP., 55 JEWELERS PARK DRIVE, P.O. BOX 156, NEENAH, WISCONSIN 54957-0156.

                                                                      APPENDIX A

                                  PLEXUS CORP.
                             AUDIT COMMITTEE CHARTER
                              adopted May 19, 2000

         The Board of Directors of Plexus Corp. hereby adopts this Charter for the Audit Committee of the Plexus Board. The Audit Committee shall have the authority, responsibility and duties which are specified below.

COMPOSITION

         The Audit Committee shall have three or more directors. The Committee members shall meet the independence and experience requirements of the Nasdaq Stock Market. One of the members shall be appointed the Committee's Chairman by the Board of Directors.

AUTHORITY

         The Audit Committee is authorized to review the financial statements prepared by management and the annual audit of the Company, and to review any other activity of Plexus in connection therewith that they deem appropriate. All employees are directed to cooperate as required by members of the Committee. The Committee is empowered to retain persons having special competence, such as counsel, auditors or other advisors, if and as necessary to assist the Committee is fulfilling its responsibility.

RESPONSIBILITY

         The Audit Committee shall serve as focal point for communication among directors who are not members of the Committee, the independent accountants and management as their duties relate to financial accounting, reporting and controls. The Committee shall assist the Board in fulfilling its fiduciary responsibilities as to Plexus' accounting policies and reporting practices, and the sufficiency of auditing relating thereto. The Committee is to be the Board's principal agent in assuring the independence of the independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the opportunity for the independent accountants to meet with the entire Board as needed or desired is not to be restricted.

MEETINGS

         The Audit Committee is to meet at least twice per year, and as many other times as that Committee deems necessary. The Chairman may call a meeting at any time he or she believes is necessary or appropriate.

ATTENDANCE

         At least a majority of the members of the Audit Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and/or representatives of the independent accountants be present at meetings.

MINUTES

         The Committee shall arrange for minutes of each meeting to be prepared and sent to all Committee members and directors who are not members of the Committee. If Plexus' corporate Secretary has not taken the minutes, they should be sent to him or her for permanent filing with the minute books.

SPECIFIC DUTIES

         The Audit Committee shall:

         1. Inform management and the independent accountants that the independent accountants and the Committee may communicate with each other at all times.

         2. Review with management and independent accountants Plexus' general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

         3. Have familiarity with the accounting and reporting principles and practices which are applied by Plexus in preparing its financial statements, as well as its established standards of corporate conduct and performance, and deviations therefrom.

         4. Review the scope and general extent of the independent accountants' audit examination, including their engagement letter. The auditors' fees are to be arranged with management, and annually summarized for Committee review. The Committee's review should entail an understanding from the independent accountants of the factors considered in determining the audit scope.

         5. Review the scope and extent of nonaudit services which may be provided by the independent accountants in relation to the objectivity needed from the independent accountants in the audit.

         6. Review with management and the independent accountants, upon completion of their audit, the financial results for the year.

         7. Provide any reports or summaries which may be required for the annual report to shareholders and/or Form 10-K.

         8. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the financial statements.

         9. Discuss with the independent accountants the quality of Plexus' financial and accounting personnel, and any relevant recommendations which the independent accountants may have, including those in their "letter of comments and recommendations".

         10. Review the written responses of Plexus' management to the independent accountants' comment letter.

         11. Discuss with management the scope and quality of internal accounting and financial reporting controls in effect. Also, obtain management comments on the responsiveness of the independent accountants to Plexus' needs.

         12. Update the Board of Directors, through minutes and presentations as may be necessary or appropriate, of significant developments in the course of performing the above duties.

         13. Recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee and/or changes to this Charter.

         14. Recommend to the Board of Directors the retention or nonretention of the independent accountants, and the basis for any recommendations.

         15. Conduct an appropriate review of related party transactions with Plexus on an ongoing basis and review potential conflict of interest situations or questions where appropriate.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

                                     PLEXUS CORP.

                     PROXY FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

            The undersigned hereby appoints Peter Strandwitz, John L. Nussbaum and Joseph D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at the Park Plaza Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, March 7, 2001 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:

            (1) ELECTION OF DIRECTORS:
                 FOR all nominees listed below [ ]                                WITHHOLD AUTHORITY [ ]
                 (except as specified to the contrary below)                      to vote for all nominees listed below
                            David J. Drury, Dean A. Foate, Harold R. Miller, John L. Nussbaum,
                         Thomas J. Prosser, Agustin A. Ramirez, Peter Strandwitz, Jan K. VerHagen
            (INSTRUCTION: To withhold authority to vote for any individual nominee, please print that nominee's name on the following line.)
            ---------------------------------------------------------------------------------------------------------------

            (2) Approval of the Amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 60 million to 200 million, and to restate the Articles as so amended;

                   FOR   [ ]       AGAINST   [ ]       ABSTAIN   [ ]

            (3) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

            all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

                     (Continued and to be signed on reverse side)

            THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF YOU DO NOT PROVIDE A DIRECTION, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND "FOR" PROPOSAL
            (2).

                                            Dated .................. , 2001

                                            ...............................
                                             (Please sign exactly as name
                                                   appears at left.)

                                            ...............................
                                            (If stock is owned by more than
                                            one person, all owners should
                                            sign. Persons signing as
                                            executors, administrators,
                                            trustees or in similar
                                            capacities should so indicate.)

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS